Calculation of Registration Fee

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of	Amount to be	offering price	aggregate	registration
securities to be registered	registered (1)	per share	offering price(2)	fee
Registered shares, par value 1.16 Swiss francs per share	1,623,680	$19.58	$31,791,654	$3,691.01

(1)	The registered shares set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), such additional number of the Registrant’s registered shares that may become issuable as a result of any share splits, subdivisions, share dividends, bonus shares or similar events.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of our common shares as reported on the New York Stock Exchange on May 20, 2011.

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(7)
(To Prospectus Dated May 25, 2011)	Registration No. 333-174485
Weatherford International Ltd.
(a Swiss joint-stock corporation)
1,623,680 Registered Shares
     This prospectus supplement relates to up to 1,623,680 registered shares of Weatherford International Ltd., a Swiss joint-stock corporation, par value 1.16 Swiss francs per share, which we sometimes refer to as our registered shares. The registered shares may be offered for sale from time to time by the shareholders named under the heading “Selling Shareholders” beginning on page S-6, whom we refer to as the selling shareholders. We do not know when or in what amounts a selling shareholder may offer our registered shares for sale. The selling shareholders may sell all, some or none of our registered shares offered by this prospectus supplement. We will not receive any of the proceeds from the sale of our registered shares sold by the selling shareholders.
     Our registered shares are listed for trading on the New York Stock Exchange, the Professional Segment of the NYSE Euronext Paris and the SIX Swiss Exchange under the symbol “WFT.” The closing price of our registered shares on the New York Stock Exchange on May 20, 2011 was $19.71 per share.
     Investing in our registered shares involves risks. You should carefully consider the information referred to under the headings “Forward Looking Statements” beginning on page S-1 of this prospectus supplement and “Risk Factors” beginning on page 6 of the accompanying prospectus.

     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 25, 2011.

Prospectus Supplement
Prospectus dated May 25, 2011

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling shareholders and the terms on which they are offering and selling our registered shares. The second part is the accompanying prospectus dated May 25, 2011, which contains and incorporates by reference important business and financial information about us and other information about the offering. You should read this prospectus supplement and the accompanying prospectus, as well as any post-effective amendments to the registration statement of which this prospectus supplement and the accompanying prospectus is a part, before you make any investment decision.
     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference therein as described under “Where You Can Find More Information,” or any free writing prospectus that we prepare and distribute. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any such free writing prospectus.
     The selling shareholders may only offer to sell, and seek offers to buy, our registered shares in jurisdictions where offers and sales are permitted.
     In this prospectus supplement, unless otherwise expressly set forth or as the context otherwise indicates, the terms Weatherford, the Company, “we,” “our” and “us” refer to Weatherford International Ltd., a Swiss joint-stock corporation, and its subsidiaries.
FORWARD-LOOKING STATEMENTS
     This prospectus supplement includes as well as other filings made by us with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” and our releases issued to the public contain various statements relating to future results, including certain projections and business trends. We believe these statements constitute “Forward-Looking Statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will likely result” and similar expressions, although not all forward-looking statements contain these identifying words.
     From time to time, we update the various factors we consider in making our forward-looking statements and the assumptions we use in those statements. However, we undertake no obligation to publicly update or revise any forward-looking events or circumstances that may arise after the date of this prospectus. The following sets forth the various assumptions we use in our forward-looking statements, as well as risks and uncertainties relating to those statements. Certain of the risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, the following:
•	Global political, economic and market conditions could affect projected results. Our operating results and the forward-looking information we provide are based on our current assumptions about oil and natural gas supply and demand, oil and natural gas prices, rig count and other market trends. Our assumptions on these matters are in turn based on currently available information, which is subject to change. The oil and natural gas industry is extremely volatile and subject to change based on political and economic factors outside our control. Worldwide drilling activity, as measured by average worldwide rig counts, increased in each year from 2002 to 2008. However, activity began declining in the fourth quarter of 2008, particularly in North America. The weakened global economic climate resulted in lower demand and lower prices for oil and natural gas, which reduced drilling and production activity, which in turn resulted in lower than expected revenues and income in 2009 and 2010 and may affect our future revenues and income. Worldwide drilling activity and global demand for oil and natural gas may also be affected by changes in governmental policies and debt loads, laws and regulations related to environmental or energy security matters, including those addressing alternative energy sources and the risks of global climate change. For 2011, worldwide demand may be significantly weaker than we have assumed.

•	We may be unable to recognize our expected revenues from current and future contracts. Our customers, many of whom are national oil companies, often have significant bargaining leverage over us and may elect to cancel or revoke contracts, not renew contracts, modify the scope of contracts or delay contracts, in some cases preventing us from realizing expected revenues and/or profits. Western governments recently have imposed trading sanctions on Libya that require approvals to collect outstanding accounts receivable from government-affiliated customers. This may slow, and could ultimately prevent, collection of certain accounts receivable generated in Libya before the sanctions were imposed. Our projections assume that our customers will honor the contracts we have been awarded and that those contracts and the business that we believe is otherwise substantially firm will result in anticipated revenues in the periods for which they are scheduled.

•	Currency fluctuations could have a material adverse financial impact on our business. A material change in currency rates in our markets, such as the devaluation of the Venezuelan bolivar experienced during the first quarter of 2010, could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. In addition, due to the volatility we may be unable to enter into foreign currency contracts at a reasonable cost. As we are not able to predict changes in currency valuations, our forward-looking statements assume no material impact from future changes in currency exchange rates.

•	Our ability to manage our workforce could affect our projected results. In a climate of decreasing demand, we are faced with managing our workforce levels to control costs without impairing our ability to provide service to our customers. Conversely, in a climate of increasing demand, we are faced with the challenge of hiring and maintaining a skilled workforce at a reasonable cost. Our forward-looking statements assume we will be able to do so.

•	Increases in the prices and availability of our raw materials could affect our results of operations. We use large amounts of raw materials for manufacturing our products and some of our fixed assets. The price of these raw materials has a significant impact on our cost of producing products for sale or producing fixed assets used in our business. We have assumed that the prices of our raw materials will remain within a manageable range and will be readily available. If we are unable to obtain necessary raw materials or if we are unable to minimize the impact of increased raw material costs or to realize the benefit of cost decreases in a timely fashion through our supply chain initiatives or pricing, our margins and results of operations could be adversely affected.

•	Our ability to manage our supply chain and business processes could affect our projected results. We have undertaken efforts to improve our supply chain, invoicing and collection processes and procedures. These undertakings include costs, which we expect will result in long-term benefits of our business processes. Our forward-looking statements assume we will realize the benefits of these efforts.

•	Our long-term growth depends upon technological innovation and commercialization. Our ability to deliver our long-term growth strategy depends in part on the commercialization of new technology. A central aspect of our growth strategy is to improve our products and services through innovation, to obtain technologically advanced products through internal research and development and/or acquisitions, to protect proprietary technology from unauthorized use and to expand the markets for new technology by leveraging our worldwide infrastructure. The key to our success will be our ability to commercialize the technology that we have acquired and demonstrate the enhanced value our technology brings to our customers’ operations. Our major technological advances include, but are not limited to, those related to controlled pressure drilling and testing systems, expandable solid tubulars, expandable sand screens and intelligent well completion. Our forward-looking statements have assumed successful commercialization of, and above-average growth from, these new products and services, as well as legal protection of our intellectual property rights.

•	Nonrealization of expected benefits from our redomestication could affect our projected results. We operate through our various subsidiaries in numerous countries throughout the world including the United States. During the first quarter of 2009, we completed a transaction in which our former parent Bermuda company became a wholly-owned subsidiary of Weatherford International Ltd., a Swiss joint-stock corporation, and holders of common shares of the Bermuda company received one registered share of the Swiss company in exchange for each common share that they held. Consequently, we are or may become subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the U.S., Bermuda, Switzerland or any other jurisdictions in which we or any of our subsidiaries operates or is resident. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. If the U.S. Internal Revenue Service or other taxing authorities do not agree with our assessment of the effects of such laws, treaties and regulations, this could have a material adverse effect on us including the imposition of a higher effective tax rate on our worldwide earnings or a reclassification of the tax impact of our significant corporate restructuring transactions. In addition, our realization of expected tax benefits is based upon the assumption that we take successful planning steps and that we maintain and execute adequate processes to support our planning activities. If we fail to do so, we may not achieve the expected benefits.

•	Nonrealization of expected benefits from our acquisitions or business dispositions could affect our projected results. We expect to gain certain business, financial and strategic advantages as a result of business acquisitions we undertake, including synergies and operating efficiencies. Our forward-looking statements assume that we will successfully integrate our business acquisitions and realize the benefits of those acquisitions. Further, we may from time to time undertake to dispose of businesses or capital assets that are no longer core to our long-term growth strategy and the disposition of which may improve our capital structure. Our forward-looking statements assume that if we decide to dispose of a business or asset we will find a buyer willing to pay a price we deem favorable to Weatherford and that we will successfully dispose of the business or asset. Our inability to complete dispositions timely and at attractive prices may impair our ability to improve our capital structure as rapidly as our forward-looking statements may indicate.

•	The downturn in our industry could affect the carrying value of our goodwill. As of March 31, 2011, we had approximately $4.3 billion of goodwill. Our estimates of the value of our goodwill could be reduced in the future as a result of various factors, including market factors, some of which are beyond our control. Our forward-looking statements do not assume any future goodwill impairment. Any reduction in the fair value of our businesses may result in an impairment charge and therefore adversely affect our results.

•	Adverse weather conditions in certain regions could adversely affect our operations. From time to time, hurricanes and severe weather impact our operations in the Gulf of Mexico. These hurricanes and associated hurricane threats reduce the number of days on which we and our customers operate, which results in lower revenues than we otherwise would have achieved. Our Canadian operations, particularly in the second quarter of each year, may vary greatly depending on the timing of “break-up”, or the spring thaw, which annually results in a period in which conditions are not conducive to operations. Similarly, unfavorable weather in Russia, China, Mexico, Australia and in the North Sea, as well as exceedingly cold winters in other areas of the world, could reduce our operations and revenues from these areas during the relevant period. Our forward-looking statements assume weather patterns in our primary areas of operations will be conducive to our operations.

•	U.S. Government and internal investigations could affect our results of operations. We are currently involved in government and internal investigations involving various of our operations. We have begun negotiations with the government agencies to resolve these matters, but we cannot yet anticipate the timing, outcome or possible impact of the ultimate resolution of these investigations, financial or otherwise. The governmental agencies involved in these investigations have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of trade sanction laws, the Foreign Corrupt Practices Act and other federal statutes including, but not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. In recent years, these agencies and authorities have entered into agreements with, and obtained a range of penalties against, several public corporations and individuals in similar investigations, under which civil and criminal penalties were imposed, including in some cases fines and other penalties and sanctions in the tens and hundreds of millions of dollars. These agencies likely will seek to impose penalties of some amount against us for past conduct, but the ultimate amount of any penalties we may pay currently cannot be reasonably estimated. Under trade sanction laws, the U.S. Department of Justice may also seek to impose modifications to business practices, including immediate cessation of all business activities in specific countries or other limitations that decrease our business, and modifications to compliance programs, which may increase compliance costs. Any injunctive relief, disgorgement, fines, penalties, sanctions or imposed modifications to business practices resulting from these investigations could adversely affect our results of operations. Through March 31, 2011, we have incurred $49 million for costs in connection with our exit from certain sanctioned countries and incurred $114 million for legal and professional fees in connection with complying with and conducting these on-going investigations. This amount excludes the costs we have incurred to augment and improve our compliance function. We may have additional charges related to these matters in future periods, which costs may include labor claims, contractual claims, penalties assessed by customers, and costs, fines, taxes and penalties assessed by the local governments, but we cannot quantify those charges or be certain of the timing of them. In addition, the SEC is investigating the circumstances surrounding the material weakness in the Company’s internal controls over financial reporting for income taxes that was disclosed on Forms 12b-25 and 8-K on March 1, 2011 and the related restatement of historical financial statements. We are cooperating with the investigation.

•	Failure in the future to ensure ongoing compliance with certain laws could affect our results of operations. In 2009, we substantially augmented our compliance infrastructure with increased staff and more rigorous policies, procedures and training of our employees regarding compliance with applicable anti-corruption laws, trade sanctions laws and import/export laws. As part of this effort, we now undertake audits of our compliance performance in various countries. Our forward-looking statements assume that our compliance efforts will be successful and that we will comply with our internal policies and applicable laws regarding these issues. Our failure to do so could result in additional enforcement action in the future, the results of which could be material and adverse to us.

•	Political disturbances, war, or terrorist attacks and changes in global trade policies could adversely impact our operations. We operate in over 100 countries, and as such are at risk of various types of political activities, including acts of insurrections, war, terrorism, nationalization of assets and changes in trade policies. We have assumed there will be no material political disturbances or terrorist attacks and there will be no material changes in global trade policies that affect our business. In early 2011, our operations in Tunisia, Egypt, and Libya were disrupted by political revolutions and uprisings in these countries. Political disturbances in Libya and elsewhere in the Middle East and North Africa regions, including to a lesser extent Yemen and Bahrain, are ongoing, and our operations in Libya have not resumed. During 2010, these five countries accounted for approximately 3% of our global revenue. We have taken steps to secure our personnel and assets in affected areas and to resume or continue operations where it is safe for us to do so, and our forward-looking statements assume we will do so successfully. In Libya, we have evacuated all of our non-Libyan employees and their families. At March 31, 2011, we had in Libya inventory, property, plant and equipment (net) with a carrying value of approximately $144 million, $52 million of accounts receivable that currently are subject to sanctions recently imposed by western governments as well as cash and other current assets of approximately $31 million. In cases where we must evacuate personnel, it may be difficult, if not impossible, for us to safeguard and recover our operating assets, and our ability to do so will depend on the local turn of events. In these areas we also may not be able to perform the work we are contracted to perform, which could lead to forfeiture of performance bonds. We currently have outstanding approximately $19 million of performance bonds related to contracts in Libya. Based on information available to us and our current assessment of the situation in Libya, we believe that we will recover our assets there, and we have not impaired these assets. Our forward-looking statements assume that we will not incur a substantial loss with respect to our assets or under performance bonds located in or related to affected areas. We have assumed our operations in Libya will not resume in 2011. We have assumed that cessation of business activities in other parts of the Middle East and North Africa regions due to political turmoil will be short-lived, that the negative impact on our business will not be material, and that the region will not experience further disruptive political revolution in the near term. However, if political violence were to curtail our activities in other countries in the region from which we derive greater business, such as Saudi Arabia, Iraq and Algeria, and particularly if political activities were to result in prolonged violence or civil war, we may fail to achieve the results reflected in our forward-looking statements.

•	The material weakness in accounting for income taxes could have an adverse effect on our share price. If we are unable to effectively remediate this material weakness in a timely manner, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our share price and could subject us to additional potentially costly shareholder litigation or government inquiries. Our forward-looking statements assume we will be able to remediate the material weakness in a timely manner and will maintain an effective internal control environment in the future.

•	Recent turmoil in the credit markets may reduce our access to capital or reduce the availability of financial risk-mitigation tools. The worldwide credit markets experienced turmoil and uncertainty from mid-2008 through most of 2009, and certain markets remained challenging in parts of 2010. Our forward-looking statements assume that the financial institutions that have committed to extend us credit will honor their commitments under our credit facilities. If one or more of those institutions becomes unwilling or unable to honor its commitments, our access to liquidity could be impaired and our cost of capital to fund growth could increase. We use interest-rate and foreign-exchange swap transactions with financial institutions to mitigate certain interest-rate and foreign-exchange risks associated with our capital structure and our business. Our forward-looking statements assume that those tools will continue to be available to us at prices we deem reasonable. However, the failure of any counter party to honor a swap agreement could reduce the availability of these financial risk-mitigation tools or could result in the loss of expected financial benefits.
     Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC under the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the U.S. Securities Act of 1933, as amended. For additional information regarding risks and uncertainties, see our other filings with the SEC. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our internet web site www.weatherford.com as soon as reasonably practicable after we have electronically filed the material with, or furnished it to, the SEC.
THE OFFERING
     The selling shareholders may offer all, some or none of our registered shares offered by this prospectus supplement. Please see “Plan of Distribution” in the accompanying prospectus and “Selling Shareholders” below.

Registered Shares Offered by the Selling Shareholders	Up to 1,623,680 registered shares.

Use of Proceeds	We will not receive any of the proceeds from this offering.

Symbol for New York Stock Exchange, Professional Segment of the NYSE Euronext Paris and SIX Swiss Exchange	“WFT”

Determination of Offering Price	The selling shareholders may sell all or any part of our registered shares offered hereby from time to time at those prices as they may determine at the time of sale.

Risk Factors	Before investing in our registered shares you should carefully read the information referred to under the headings “Forward-Looking Statements” beginning on page S-1 of this prospectus supplement and “Risk Factors” on page 6 of the accompanying prospectus, as well as risk factors included from time to time in our other SEC filings.

SELLING SHAREHOLDERS
     The information contained herein with respect to beneficial ownership has been furnished by each selling shareholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all registered shares shown as beneficially owned by them.
     Our registered shares registered hereby were acquired by the selling shareholders in connection with our purchase of a software business from them. As required by a registration rights agreement dated on or about the date hereof, we agreed to register the shares with the SEC and facilitate the resale of the shares, as further described in the registration rights agreement. Unless set forth in this section, to our knowledge, none of the selling shareholders has, or within the past three years has had, any material relationship with us or with any of our predecessors or affiliates.
     The percentage of ownership indicated in the following table is based on 745,261,537 registered shares outstanding as of May 20, 2011. The following table sets forth information with respect to the selling shareholders and our registered shares beneficially owned by the selling shareholders that may be offered from time to time pursuant to this prospectus supplement. The selling shareholders may offer all, some or none of their registered shares.

		Maximum	Percentage of
		Number of	Registered Shares
	Number of	Registered Shares That	Beneficially Owned
	Registered Shares	May Be		If Maximum
	Beneficially	Offered By This	Before	Number of Shares
Name of Selling Shareholder	Owned	Prospectus	Offering	Offered are Sold
DKT Investments L.P. (1)	492,217	492,217	*	*
Brady Investments L.P. (2)	492,217	492,217	*	*
Robert M. Eckardt (3)	205,885	205,885	*	*
Patrick C.Bell (4)	79,610	79,610	*	*
Danielsen Consulting, Inc. (5)	61,501	61,501	*	*
Lawrence R. Floryan (6)	46,933	46,933	*	*
Stephen Robb (7)	36,764	36,764	*	*
David and Shannon Presson (8)	31,298	31,298	*	*
Deborah J. Peterson (9)	28,933	28,933	*	*
Thomas Black (10)	27,554	27,554	*	*
Peter B. and Polly D. Pitsker Revocable Living Trust (11)	22,794	22,794	*	*
Joseph D. Cusimano (12)	19,705	19,705	*	*
Annette Denise Ausseresses (13)	14,705	14,705	*	*
Alex Lindsay (14)	12,966	12,966	*	*
Christopher D. Smith (15)	12,384	12,384	*	*
Donald Sadlon (16)	7,400	7,400	*	*
Vineta Madrigal (17)	5,412	5,412	*	*
Renee L. Punzi (18)	4,730	4,730	*	*
Sherlynn E. Klein (19)	4,411	4,411	*	*
Jimmy G. Tyler (20)	4,411	4,411	*	*
Randall Garacci (21)	2,941	2,941	*	*
Ronald F. Patson (22)	2,297	2,297	*	*
Jason Frankel (23)	1,470	1,470	*	*
Christopher Mullins (24)	1,470	1,470	*	*
Shawn McNabb (25)	735	735	*	*
Daniel Snyder (26)	735	735	*	*
Michael James Borland (27)	514	514	*	*
Kevin G. Jackson (28)	514	514	*	*
Walter Goodwater (29)	471	471	*	*
Jennifer N. Taylor (30)	344	344	*	*
Todd Johnson (31)	294	294	*	*
Brandon Fields (32)	65	65	*	*

*	Represents less than 1%.

(1)	The address of this selling shareholder is 2608 El Cerrito, San Luis Obispo, CA 93401. Thomas Black may be considered the beneficial owner of the registered shares owned by this selling shareholder identified in this table for certain purposes under U.S. securities laws.

(2)	The address of this selling shareholder is 4561 Wavertree St., San Luis Obispo, CA 93401. Jeff Brady may be considered the beneficial owner of the registered shares owned by this selling shareholder identified in this table for certain purposes under U.S. securities laws.

(3)	The address of this selling shareholder is 21152 W. Laurel Ln., Kildeer, IL 60047.

(4)	The address of this selling shareholder is 80 Oak Shade Ln., Novato, CA 94945.

(5)	The address of this selling shareholder is 10 Kerr Ave., Kensington, CA. 94707. John C. Danielson may be considered the beneficial owner of the registered shares owned by this selling shareholder identified in this table for certain purposes under U.S. securities laws.

(6)	The address of this selling shareholder is 191 Sterling Rd., Jefferson, MA 01522.

(7)	The address of this selling shareholder is 8007-10th Street SW, Calgary, AB, T2V 1M7, Canada.

(8)	The address of these selling shareholders is 1471 Wellington St., Oakland, CA 94602.

(9)	The address of this selling shareholder is 4420 Sunflower Way, San Luis Obispo, CA 93401.

(10)	The address of this selling shareholder is 2608 El Cerrito, San Luis Obispo, CA 93401.

(11)	The address of this selling shareholder is 170 Summit Ridge Way, Gardnerville, NV 89410. Peter D. Pitsker and Polly D. Pitsker may be considered the beneficial owners of the registered shares owned by this selling shareholder identified in this table for certain purposes under U.S. securities laws.

(12)	The address of this selling shareholder is 4270 Wilson Creek Trail, P.O. Box 1226, Prosper, TX 75078.

(13)	The address of this selling shareholder is 863 Newport Ave., Grover Beach, CA 93433.

(14)	The address of this selling shareholder is 22 Scatterwood Ct., The Woodlands, TX 77381.

(15)	The address of this selling shareholder is 4866 Caballeros, San Luis Obispo, CA 93401.

(16)	The address of this selling shareholder is 45589 Via Puebla, Temecula, CA 92592.

(17)	The address of this selling shareholder is 1744 Baden Ave., Grover Beach, CA 93433.

(18)	The address of this selling shareholder is 380 Castillo Rd., San Luis Obispo, CA 93405.

(19)	The address of this selling shareholder is 1752 Southwood Dr., San Luis Obispo, CA 93401.

(20)	The address of this selling shareholder is 1752 Southwood Dr., San Luis Obispo, CA 93401.

(21)	The address of this selling shareholder is 1613 Brighton Ave., Arroyo Grande, CA 93420.

(22)	The address of this selling shareholder is 9498 Jamaica Beach, Jamaica Beach, TX 77554.

(23)	The address of this selling shareholder is 1168 Kensington Ln., Lincoln, CA 95648.

(24)	The address of this selling shareholder is 17938 151st Way NE, Woodinville, WA 98072.

(25)	The address of this selling shareholder is 2438 Cumbre Ct., San Luis Obispo, CA 93401.

(26)	The address of this selling shareholder is 2038 Johnson Ave., San Luis Obispo, CA 93401.

(27)	The address of this selling shareholder is 4320 Cayucos Ave., Atascadero, CA 93422.

(28)	The address of this selling shareholder is 248 Alosta Dr., Camarillo, CA 93010.

(29)	The address of this selling shareholder is 804 Rimes Ct., Santa Maria, CA 93458.

(30)	The address of this selling shareholder is 21313 Hillside Dr., Topanga, CA 90290.

(31)	The address of this selling shareholder is 1228 Courtney Ln., Lewisville, TX 75017.

(32)	The address of this selling shareholder is 436 Laurel St., San Carlos, CA 94070.

LEGAL MATTERS
     The validity of the registered shares offered by this prospectus will be passed upon for us by our Swiss counsel, Baker & McKenzie Geneva.

PROSPECTUS
Weatherford International Ltd.
(a Swiss joint-stock corporation)
Registered Shares

     Certain selling shareholders may offer and sell our registered shares from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time any registered shares are offered pursuant to this prospectus, the selling shareholders will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the name of each selling shareholder and the number of our registered shares to be sold by such selling shareholder. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell our registered shares unless accompanied by a prospectus supplement.
     Our registered shares may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. Our registered shares offered by this prospectus and the prospectus supplement may be offered by the selling shareholders directly to investors or to or through underwriters, dealers or other agents.
     We do not know when or in what amounts a selling shareholder may offer our registered shares for sale. The selling shareholders may sell all, some or none of our registered shares offered by this prospectus. We will not receive any of the proceeds from the sale of our registered shares sold by the selling shareholders.
     Our registered shares are listed for trading on the New York Stock Exchange, the Professional Segment of NYSE Euronext Paris and the SIX Swiss Exchange under the symbol “WFT.”
     Our principal executive offices are located at 4-6 Rue Jean-Francois Bartholoni, 1204 Geneva, Switzerland and our telephone number at that location is 41.22.816.1500. Our principal website is located at www.weatherford.com. Information on our website does not constitute part of this prospectus.
     Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the headings “Forward-Looking Statements” beginning on page 2 and “Risk Factors” on page 6 herein and in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents incorporated by reference into this prospectus.

     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2011.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” under the U.S. Securities Act of 1933, as amended, which we refer to as the “Securities Act,” using a “shelf” registration process. Under this shelf registration process, one or more of the selling shareholders to be named in a prospectus supplement may offer and sell, from time to time, our registered shares. The selling shareholders will also be required to provide a prospectus supplement containing specific information about the selling shareholders and the terms on which they are offering and selling our registered shares. A prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.” You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders may only offer to sell, and seek offers to buy, our registered shares in jurisdictions where offers and sales are permitted.
     You should not assume that the information in the prospectus, any prospectus supplement, any related free writing prospectus and any document incorporated by reference is accurate as of any date other than the dates of those documents. Neither the delivery of this prospectus or any applicable prospectus supplement or other offering material (including any free writing prospectus) nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or other offering material or in our affairs since the date of this prospectus or any applicable prospectus supplement or other offering material.
     Unless the context requires otherwise or unless otherwise noted, as used in this prospectus or any prospectus supplement, the terms “Weatherford,” the “Company,” “we,” “our” and “us” refer to Weatherford International Ltd., a Swiss joint-stock corporation, and its subsidiaries.
ABOUT US
     We are one of the world’s leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. We operate in over 100 countries and have manufacturing facilities and sales, service and distribution locations in nearly all of the oil and natural gas producing regions in the world.
     Weatherford is incorporated in Switzerland and is the ultimate parent company of the Weatherford group of companies. Weatherford currently conducts all of its operations through its subsidiaries.
     Our principal executive offices are located at 4-6 Rue Jean-Francois Bartholoni, 1204 Geneva, Switzerland and our telephone number at that location is 41.22.816.1500.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov and at our Web site at http://www.weatherford.com. Information on our Web site is not incorporated by reference in this prospectus. You may also access, read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, our SEC filings may be read and copied at the New York Stock Exchange at 20 Broad Street, 17th Floor, New York, New York 10005.
     The SEC allows us to “incorporate by reference” the information that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 10-K for the year ended December 31, 2010, as amended;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2011;

•	our current reports on Form 8-K filed (other than information furnished rather than filed) with the SEC on January 25, 2011, February 22, 2011, March 1, 2011, March 15, 2011, March 24, 2011 and April 21, 2011; and

•	the description of our registered shares, par value 1.16 Swiss francs per share, contained in Item 8.01 of our Current Report on Form 8-K filed with the SEC on February 26, 2009, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” (other than information furnished rather than filed), shall be deemed to be incorporated by reference in and made a part of this prospectus from the date of filing such documents and reports. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any current report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this prospectus.
     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at our U.S. Investor Relations Department at the following address or calling the following number:
Weatherford International Ltd.
Attention: Investor Relations
515 Post Oak Boulevard
Houston, Texas 77027
(713) 693-4000
FORWARD-LOOKING STATEMENTS
     This prospectus includes, and any accompanying prospectus supplement as well as other filings made by us with the SEC and our releases issued to the public contain various statements relating to future results, including certain projections and business trends. We believe these statements constitute “Forward-Looking Statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will likely result” and similar expressions, although not all forward-looking statements contain these identifying words.
     From time to time, we update the various factors we consider in making our forward-looking statements and the assumptions we use in those statements. However, we undertake no obligation to publicly update or revise any forward-looking events or circumstances that may arise after the date of this prospectus. The following sets forth the various assumptions we use in our forward-looking statements, as well as risks and uncertainties relating to those statements. Certain of the risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, the following:
•	Global political, economic and market conditions could affect projected results. Our operating results and the forward-looking information we provide are based on our current assumptions about oil and natural gas supply and demand, oil and natural gas prices, rig count and other market trends. Our assumptions on these matters are in turn based on currently available information, which is subject to change. The oil and natural gas industry is extremely volatile and subject to change based on political and economic factors outside our control. Worldwide drilling activity, as measured by average worldwide rig counts, increased in each year from 2002 to 2008. However, activity began declining in the fourth quarter of 2008, particularly in North America. The weakened global economic climate resulted in lower demand and lower prices for oil and natural gas, which reduced drilling and production activity, which in turn resulted in lower than expected revenues and income in 2009 and 2010 and may affect our future revenues and income. Worldwide drilling activity and global demand for oil and natural gas may also be affected by changes in governmental policies and debt loads, laws and regulations related to environmental or energy security matters, including those addressing alternative energy sources and the risks of global climate change. For 2011, worldwide demand may be significantly weaker than we have assumed.

•	We may be unable to recognize our expected revenues from current and future contracts. Our customers, many of whom are national oil companies, often have significant bargaining leverage over us and may elect to cancel or revoke contracts, not renew contracts, modify the scope of contracts or delay contracts, in some cases preventing us from realizing expected revenues and/or profits. Western governments recently have imposed trading sanctions on Libya that require approvals to collect outstanding accounts receivable from government-affiliated customers. This may slow, and could ultimately prevent, collection of certain accounts receivable generated in Libya before the sanctions were imposed. Our projections assume that our customers will honor the contracts we have been awarded and that those contracts and the business that we believe is otherwise substantially firm will result in anticipated revenues in the periods for which they are scheduled.

•	Currency fluctuations could have a material adverse financial impact on our business. A material change in currency rates in our markets, such as the devaluation of the Venezuelan bolivar experienced during the first quarter of 2010, could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. In addition, due to the volatility we may be unable to enter into foreign currency contracts at a reasonable cost. As we are not able to predict changes in currency valuations, our forward-looking statements assume no material impact from future changes in currency exchange rates.

•	Our ability to manage our workforce could affect our projected results. In a climate of decreasing demand, we are faced with managing our workforce levels to control costs without impairing our ability to provide service to our customers. Conversely, in a climate of increasing demand, we are faced with the challenge of hiring and maintaining a skilled workforce at a reasonable cost. Our forward-looking statements assume we will be able to do so.

•	Increases in the prices and availability of our raw materials could affect our results of operations. We use large amounts of raw materials for manufacturing our products and some of our fixed assets. The price of these raw materials has a significant impact on our cost of producing products for sale or producing fixed assets used in our business. We have assumed that the prices of our raw materials will remain within a manageable range and will be readily available. If we are unable to obtain necessary raw materials or if we are unable to minimize the impact of increased raw material costs or to realize the benefit of cost decreases in a timely fashion through our supply chain initiatives or pricing, our margins and results of operations could be adversely affected.

•	Our ability to manage our supply chain and business processes could affect our projected results. We have undertaken efforts to improve our supply chain, invoicing and collection processes and procedures. These undertakings include costs, which we expect will result in long-term benefits of our business processes. Our forward-looking statements assume we will realize the benefits of these efforts.

•	Our long-term growth depends upon technological innovation and commercialization. Our ability to deliver our long-term growth strategy depends in part on the commercialization of new technology. A central aspect of our growth strategy is to improve our products and services through innovation, to obtain technologically advanced products through internal research and development and/or acquisitions, to protect proprietary technology from unauthorized use and to expand the markets for new technology by leveraging our worldwide infrastructure. The key to our success will be our ability to commercialize the technology that we have acquired and demonstrate the enhanced value our technology brings to our customers’ operations. Our major technological advances include, but are not limited to, those related to controlled pressure drilling and testing systems, expandable solid tubulars, expandable sand screens and intelligent well completion. Our forward-looking statements have assumed successful commercialization of, and above-average growth from, these new products and services, as well as legal protection of our intellectual property rights.

•	Nonrealization of expected benefits from our redomestication could affect our projected results. We operate through our various subsidiaries in numerous countries throughout the world including the United States. During the first quarter of 2009, we completed a transaction in which our former parent Bermuda company became a wholly-owned subsidiary of Weatherford International Ltd., a Swiss joint-stock corporation, and holders of common shares of the Bermuda company received one registered share of the Swiss company in exchange for each common share that they held. Consequently, we are or may become subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the U.S., Bermuda, Switzerland or any other jurisdictions in which we or any of our subsidiaries operates or is resident. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. If the U.S. Internal Revenue Service or other taxing authorities do not agree with our assessment of the effects of such laws, treaties and regulations, this could have a material adverse effect on us including the imposition of a higher effective tax rate on our worldwide earnings or a reclassification of the tax impact of our significant corporate restructuring transactions. In addition, our realization of expected tax benefits is based upon the assumption that we take successful planning steps and that we maintain and execute adequate processes to support our planning activities. If we fail to do so, we may not achieve the expected benefits.

•	Nonrealization of expected benefits from our acquisitions or business dispositions could affect our projected results. We expect to gain certain business, financial and strategic advantages as a result of business acquisitions we undertake, including synergies and operating efficiencies. Our forward-looking statements assume that we will successfully integrate our business acquisitions and realize the benefits of those acquisitions. Further, we may from time to time undertake to dispose of businesses or capital assets that are no longer core to our long-term growth strategy and the disposition of which may improve our capital structure. Our forward-looking statements assume that if we decide to dispose of a business or asset we will find a buyer willing to pay a price we deem favorable to Weatherford and that we will successfully dispose of the business or asset. Our inability to complete dispositions timely and at attractive prices may impair our ability to improve our capital structure as rapidly as our forward-looking statements may indicate.

•	The downturn in our industry could affect the carrying value of our goodwill. As of March 31, 2011, we had approximately $4.3 billion of goodwill. Our estimates of the value of our goodwill could be reduced in the future as a result of various factors, including market factors, some of which are beyond our control. Our forward-looking statements do not assume any future goodwill impairment. Any reduction in the fair value of our businesses may result in an impairment charge and therefore adversely affect our results.

•	Adverse weather conditions in certain regions could adversely affect our operations. From time to time, hurricanes and severe weather impact our operations in the Gulf of Mexico. These hurricanes and associated hurricane threats reduce the number of days on which we and our customers operate, which results in lower revenues than we otherwise would have achieved. Our Canadian operations, particularly in the second quarter of each year, may vary greatly depending on the timing of “break-up”, or the spring thaw, which annually results in a period in which conditions are not conducive to operations. Similarly, unfavorable weather in Russia, China, Mexico, Australia and in the North Sea, as well as exceedingly cold winters in other areas of the world, could reduce our operations and revenues from these areas during the relevant period. Our forward-looking statements assume weather patterns in our primary areas of operations will be conducive to our operations.

•	U.S. Government and internal investigations could affect our results of operations. We are currently involved in government and internal investigations involving various of our operations. We have begun negotiations with the government agencies to resolve these matters, but we cannot yet anticipate the timing, outcome or possible impact of the ultimate resolution of these investigations, financial or otherwise. The governmental agencies involved in these investigations have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of trade sanction laws, the

Foreign Corrupt Practices Act and other federal statutes including, but not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. In recent years, these agencies and authorities have entered into agreements with, and obtained a range of penalties against, several public corporations and individuals in similar investigations, under which civil and criminal penalties were imposed, including in some cases fines and other penalties and sanctions in the tens and hundreds of millions of dollars. These agencies likely will seek to impose penalties of some amount against us for past conduct, but the ultimate amount of any penalties we may pay currently cannot be reasonably estimated. Under trade sanction laws, the U.S. Department of Justice may also seek to impose modifications to business practices, including immediate cessation of all business activities in specific countries or other limitations that decrease our business, and modifications to compliance programs, which may increase compliance costs. Any injunctive relief, disgorgement, fines, penalties, sanctions or imposed modifications to business practices resulting from these investigations could adversely affect our results of operations. Through March 31, 2011, we have incurred $49 million for costs in connection with our exit from certain sanctioned countries and incurred $114 million for legal and professional fees in connection with complying with and conducting these on-going investigations. This amount excludes the costs we have incurred to augment and improve our compliance function. We may have additional charges related to these matters in future periods, which costs may include labor claims, contractual claims, penalties assessed by customers, and costs, fines, taxes and penalties assessed by the local governments, but we cannot quantify those charges or be certain of the timing of them. In addition, the SEC is investigating the circumstances surrounding the material weakness in the Company’s internal controls over financial reporting for income taxes that was disclosed on Forms 12b-25 and 8-K on March 1, 2011 and the related restatement of historical financial statements. We are cooperating with the investigation.

•	Failure in the future to ensure ongoing compliance with certain laws could affect our results of operations. In 2009, we substantially augmented our compliance infrastructure with increased staff and more rigorous policies, procedures and training of our employees regarding compliance with applicable anti-corruption laws, trade sanctions laws and import/export laws. As part of this effort, we now undertake audits of our compliance performance in various countries. Our forward-looking statements assume that our compliance efforts will be successful and that we will comply with our internal policies and applicable laws regarding these issues. Our failure to do so could result in additional enforcement action in the future, the results of which could be material and adverse to us.

•	Political disturbances, war, or terrorist attacks and changes in global trade policies could adversely impact our operations. We operate in over 100 countries, and as such are at risk of various types of political activities, including acts of insurrections, war, terrorism, nationalization of assets and changes in trade policies. We have assumed there will be no material political disturbances or terrorist attacks and there will be no material changes in global trade policies that affect our business. In early 2011, our operations in Tunisia, Egypt, and Libya were disrupted by political revolutions and uprisings in these countries. Political disturbances in Libya and elsewhere in the Middle East and North Africa regions, including to a lesser extent Yemen and Bahrain, are ongoing, and our operations in Libya have not resumed. During 2010, these five countries accounted for approximately 3% of our global revenue. We have taken steps to secure our personnel and assets in affected areas and to resume or continue operations where it is safe for us to do so, and our forward-looking statements assume we will do so successfully. In Libya, we have evacuated all of our non-Libyan employees and their families. At March 31, 2011, we had in Libya inventory, property, plant and equipment (net) with a carrying value of approximately $144 million, $52 million of accounts receivable that currently are subject to sanctions recently imposed by western governments as well as cash and other current assets of approximately $31 million. In cases where we must evacuate personnel, it may be difficult, if not impossible, for us to safeguard and recover our operating assets, and our ability to do so will depend on the local turn of events. In these areas we also may not be able to perform the work we are contracted to perform, which could lead to forfeiture of performance bonds. We currently have outstanding approximately $19 million of performance bonds related to contracts in Libya. Based on information available to us and our current assessment of the situation in Libya, we believe that we will recover our assets there, and we have not impaired these assets. Our forward-looking statements assume that we will not incur a substantial loss with respect to our assets or under performance bonds located in or related to affected areas. We have assumed our operations in Libya will not resume in 2011. We have assumed that cessation of business activities in other parts of the

Middle East and North Africa regions due to political turmoil will be short-lived, that the negative impact on our business will not be material, and that the region will not experience further disruptive political revolution in the near term. However, if political violence were to curtail our activities in other countries in the region from which we derive greater business, such as Saudi Arabia, Iraq and Algeria, and particularly if political activities were to result in prolonged violence or civil war, we may fail to achieve the results reflected in our forward-looking statements.

•	The material weakness in accounting for income taxes could have an adverse effect on our share price. If we are unable to effectively remediate this material weakness in a timely manner, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our share price and could subject us to additional potentially costly shareholder litigation or government inquiries. Our forward-looking statements assume we will be able to remediate the material weakness in a timely manner and will maintain an effective internal control environment in the future.

•	Recent turmoil in the credit markets may reduce our access to capital or reduce the availability of financial risk-mitigation tools. The worldwide credit markets experienced turmoil and uncertainty from mid-2008 through most of 2009, and certain markets remained challenging in parts of 2010. Our forward-looking statements assume that the financial institutions that have committed to extend us credit will honor their commitments under our credit facilities. If one or more of those institutions becomes unwilling or unable to honor its commitments, our access to liquidity could be impaired and our cost of capital to fund growth could increase. We use interest-rate and foreign-exchange swap transactions with financial institutions to mitigate certain interest-rate and foreign-exchange risks associated with our capital structure and our business. Our forward-looking statements assume that those tools will continue to be available to us at prices we deem reasonable. However, the failure of any counter party to honor a swap agreement could reduce the availability of these financial risk-mitigation tools or could result in the loss of expected financial benefits.
     Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC under the Exchange Act and the Securities Act. For additional information regarding risks and uncertainties, see our other filings with the SEC. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our internet web site www.weatherford.com as soon as reasonably practicable after we have electronically filed the material with, or furnished it to, the SEC.
RISK FACTORS
     Investing in our securities involves risk. There are important factors that could cause our actual results, level of activity or performance to differ materially from our past results of operations or from the results, level of activity or performance implied by the forward-looking statements contained in this prospectus or in any prospectus supplement. In particular, you should carefully consider the risk factors described under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2010, as amended, and quarterly report on Form 10-Q for the quarter ended March 31, 2011, which are incorporated by reference into this prospectus. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference, such as “Forward-Looking Statements,” include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.
USE OF PROCEEDS
     The selling shareholders will receive all of the proceeds from the sale of our registered shares offered by this prospectus. We will not receive any of the proceeds from the sale of our registered shares offered hereby.

SELLING SHAREHOLDERS
     The selling shareholders will be named in the accompanying prospectus supplement, along with information regarding the beneficial ownership of our registered shares by such selling shareholders as of the date of the prospectus supplement, the number of shares being offered by such selling shareholders and the number of shares beneficially owned by such selling shareholders after the applicable offering.
PLAN OF DISTRIBUTION
     The selling shareholders, or their pledgees, donees, transferees, or any of their successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders), may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the securities by one or more of the following methods, without limitation:
•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

•	by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our registered shares;

•	through the distribution of the securities by any selling shareholder to its partners, members or shareholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.
     For example, the selling shareholders may engage brokers and dealers, and any broker or dealer may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price.

Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.
     From time to time, one or more of the selling shareholders may charge, pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The chargees, pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. As and when a selling shareholder takes such actions, the number of securities offered under this prospectus on behalf of such selling shareholder will decrease. The plan of distribution for that selling shareholder’s securities will otherwise remain unchanged.
     A selling shareholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales, and the securities offered under this prospectus may be used to cover short sales. A selling shareholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan the securities offered hereby to a broker-dealer, and the broker-dealer may sell the loaned securities pursuant to this prospectus.
     A selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third-party may use securities pledged by the selling shareholder or borrowed from the selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third-party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).
     To the extent required under the Securities Act, the aggregate amount of selling shareholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).
     The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.
     The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We have agreed to indemnify in certain circumstances certain of the selling shareholders against certain liabilities, including liabilities under the Securities Act. Certain of the selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.
     Certain of the securities offered hereby were originally issued to the selling shareholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective for a specified period of time.
     We will not receive any proceeds from sales of any securities by the selling shareholders. We cannot assure you that the selling shareholders will sell all or any portion of the securities offered hereby.
DESCRIPTION OF SHARE CAPITAL
     For a full description of our registered shares please see the documents identified in the section “Where You Can Find More Information” in this prospectus.
LEGAL MATTERS
     The validity of the registered shares offered by this prospectus will be passed upon for us by our special Swiss counsel, Baker & McKenzie Geneva.
EXPERTS
     The consolidated financial statements of Weatherford International Ltd. appearing in Weatherford International Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2010, as amended (including the financial statement schedule appearing therein), and the effectiveness of Weatherford International Ltd.’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.